                                                                    Exhibit 15.1

   Letter from Independent Accountants Regarding Unaudited Interim Financial
                                  Information

Northrop Grumman Corporation
Los Angeles, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended March 31, 2000 and 1999 and June 30, 2000 and 1999, as indicated in our reports dated April 24, 2000, except for the discontinued operations footnote, as to which the date is July 24, 2000 and July 24, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Current Report on Form 8-K, dated August 8, 2000 and your Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Deloitte & Touche LLP

Los Angeles, California

August 18, 2000